Exhibit 99.3

July 9, 2008

BY FACSIMILE AND OVERNIGHT COURIER

Craig O. Morrison

Hexion Specialty Chemicals, Inc.

180 East Broad Street

Columbus, Ohio  43215

Facsimile: (614) 225-7495

Joshua J. Harris

Apollo Management VI, L.P.
9 West 57th Street, 43rd Floor
New York, NY  10019
Facsimile: (212) 515-3288

Dear Josh and Craig:

Reference is made to William Carter’s letter dated July 8, 2008. As you are well aware, the Merger Agreement has no financing contingency. During our negotiations, and as explicitly drafted in the Merger Agreement, Hexion represented to us that the aggregate proceeds contemplated by the financing would be sufficient to pay the Required Amounts. Hexion further agreed to use its reasonable best efforts to obtain the required financing.

We did not agree that your obligations would be constrained by any particular capital structure. If you believe the merger cannot be consummated with the current financing, then you should seek financing, including debt or equity financing, to permit such consummation. As we have repeatedly said, however, we believe the financing contemplated by the Commitment Letter will be available and sufficient if you comply with your obligations.

 As acknowledged in Hexion’s earlier letter, dated July 7, 2008, and as reiterated herein, Huntsman consents to (i) your engaging third party financial institutions in connection with seeking additional financing and (ii) providing Huntsman confidential information to such institutions so that you may satisfy your obligation to close the Merger. No additional consent is required under our confidentiality agreement for you to seek any and all debt and equity financing that will permit the consummation of the merger. As previously expressed, our  consent is expressly conditioned upon your (x) actions complying in all respects with the existing Commitment Letter and (y) obtaining from such persons an executed confidentiality agreement. Additionally, we ask that you promptly notify us of the identity of any party to whom you have disclosed Huntsman confidential information.

10003 Woodloch Forest Drive, The Woodlands, Texas 77380

Tel:  281-719-6000  Fax:  281-719-6416  www.huntsman.com

As you have stated, the Commitment Letters have not been terminated and remain in full force and effect. To the extent that you receive notice from your lenders that the Commitment Letters have been terminated or modified, we would expect to be notified promptly. Nothing herein shall constitute a waiver of any rights or remedies available to Huntsman under the Merger Agreement or applicable law.

We are committed to closing this transaction and you should be assured that we will continue to honor our obligations. Please feel free to contact me directly with any questions or comments that you may have.

Sincerely,

Peter R. Huntsman
President and Chief Executive Officer

cc:	William Carter
Hexion Specialty Chemicals, Inc.
180 East Broad Street
Columbus, Ohio 43215
Facsimile: (614) 225-7495

Andrew J. Nussbaum
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile: (212) 403-2000

Jeffery B. Floyd
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Facsimile: 713-615-5660

John A. Marzulli, Jr.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile: (212) 848-7179